Components Purchase Contract

Contract No. XRGFP-2008-02-0002

Party A (Buyer):	Jiansu Xinri Electric Bicycle Co., Ltd.
Party B (Supplier):	Changxing Chisen Electric Co., Ltd.
Place of Signing:	Wuxi, Jiangsu
Time of Signing:	20-Mar-08

Party A (Buyer): Jiansu Xinri Electric Bicycle Co., Ltd.
Party B (Supplier): Changxing Chisen Electric Co., Ltd.

After friendly consultation, the both Parties agree to come into and strictly abide by this Contract on components purchase.
1. Representations and Warranties
1.1
Party A hereby represents and warrants that it is a legal person established approved by the state, with complete legal status and good reputation, and has full authority to sign this Contract and to perform its obligations hereunder.

1.2
Party B hereby represents and warrants that it is a legal person established approved by the state, with complete legal status and good reputation, and has full authority to sign this Contract and to perform its obligations hereunder.

1.3 Each Party warrants that its signing and execution of this Contract will not violate any provision of laws, regulations, agreements and policies in China and its articles of association, and will not in collision with any contract or agreement (including but not limited to warranty contract or agreement). Each Party further represents and warrants to the other Party that it is in good financial status without negative assets and does not acknowledge that its creditor is entitled to appoint receiver or to file bankruptcy or exercising other rights.
1.4 Each Party agrees that: during the validity period of this Contract, each Party shall indemnify the other Party against any loss or damages due to its inaccuracy in representations and warranties hereinabove

2. Definition of Terminology
2.1 The term “Component” means to the commodity that provided by Party B and can meet the requirement for operation of Party A (including but not limited to components, accessories, fittings, and specification). Party B warrants that the components it provides are qualified products meeting the requirement of state law, regulation, standards and agreement and without violation of legal rights to any third party.
2.2 The term “unqualified product” means component provided by Party B that is found not meet the requirement of state law, regulation, standards or Party B’s warrants or Party A’s requirement during the operation of Party A(including but not limited to production, assembling, sale and after-sales service)

2.3 The term “reputation loss” of Party A herein means having negative effect on Party A’s reputation, trademark, business name, business credit, including but not limited to the c herein under:
(a) There has negative publicity of Party A on media (including but not limited to TV, radio, newspaper, magazine, network)due to Party B’s fault(including but not limited to quality problem, fake products, false propaganda, infringing intellectual property right, after-sales service or other problems) ,or being listed on public notice by related administrative department or organization(including but not limited to consumer association, administration for quality supervision, third party laboratory, notary public office)
(b) Negative publicity does not exist, but many people consider or acknowledge that Party A’s component has quality problems or service problems.
(c)other issues that has negative effect on Party A’s reputation, trademark, business name, business credit.

3. General Rules
3.1 Party A and Party B conduct business in accordance with this Contract under the principle of equality and mutual benefit, honesty and faithfulness.
3.2 In accordance with the Contract, Party B, the seller, shall sell continually the components, materials and auxiliary materials to party A, the buyer.
3.3 The group that Party A represents owns large consumer group and considerable social influence. Party A is engaged in providing best goods and service to improve the consumer satisfaction and to establish the brand connotation in order to provide a high-effective platform to Party A. Party B ensure best price of components to Part A, ie. providing the price lower than the price on the same components it provide to any third party and adjust the price in accordance with the market to maintain the market competition capacity of the both parties.
3.4 Desiring to protect the interest of the both parties, under any condition during the validity period of this Contract, Party B shall ensure the priority of supply of components to Party A to meet the requirements of operation and market. Stable and continual supply is the base to the cooperation and mutual benefits of the both parties but not the precondition of any dispute settlement.
3.5. The annexes to this Contract, including Quality Guarantee Agreement, After Sales Service Agreement, have equal legal force with this Contract.
3.6. Supplementary Contract will be made on uncovered matters of this Contract if necessary, and shall have equal legal force with this Contract.

4  Business
4.1 Price
4.1.1 Party B shall fill the appointed quotation with component name, specification, expected price and detailed quotation, and provide the quotation to Party A after signing and stamping. The price of components will be set after negotiation of both parties with written consent.
4.1.2 Unless the terms or context of the contract otherwise provided, the unit price, packing charge, transport expense from Party B to Party A, storing, insurance are include in the price of the component.

4.1.3 Party B shall be responsible for the test charge of any third party, including the charge for periodic test of the component and the authorized test.
4.1.4 Packing Standard: Party B shall apply circulation box, paper box or wood box for packing and to meet the requirement for sturdy package, no chip and no scratch, reasonable setup, separating the components with expanded plastic or paper board. The mark in the outside packing box shall meet the requirement of Party A, ie, having clear signs for supplier, component name, specification, quantity of each box, etc. Party B will not responsible for the recycling of package except the circulation boxes. If Party B requires the recycling for package, the recycling mode shall be set by additional contract. Any special requirement for the package shall be specified by additional contract.
4.2 Delivery
4.2.1 Party A will inform Party B of the delivery plan (including component name, specification, quantity, technical standard, special requirement, delivery time hereinafter referred to as the “Plan”)in accordance with the requirement in writing through fax, email, etc.
4.2.2Party A shall inform Party B of any adjustment to the Plan in the way specified in provision of 3.2.1
4.2.3 Party B shall appoint special person for receiving and handling the Plan of Party A. If Party B holds different opinions towards the Plan of Party A, it shall notify Party A in writing within 24 hours. Otherwise, it shall be deemed as acceptance of the Plan.
4.2.4 Party B shall deliver in time the qualified components with the delivery list recording the name, code, specification, quantity of the components. Party A shall sign in acknowledgement of receipt for actual quantity received.
4.2.5 Where Party B could not deliver the goods complying with the requirements hereinabove, it shall notify Party A in writing within the time the Parties agree separately and inform Party B of the reason, delivery time on schedule and solutions complying with the requirement of Party A.
4.2.6 Party B shall indemnify Party A for losses and damages caused by Party’s nonfulfillment of obligations under Privisions 4.2.3, Privisions 4.2.4 or Privisions 4.2.5.
4.2.7 In case the quantity of goods delivered by Party B exceeds that prescribed on the Plan, Party A is entitled to reject the goods.
4.2.9 Party B shall guarantee the inventory of raw materials, semi-finished products and finished product for the normal continuous supply of components.
4.2.10 Party B shall warrant steady and continuous production conditions. If Party B plans to stop supply, it shall notify Party A in writing one month in advance when it stops supply temporarily and there months in advance for a long period. Otherwise, Party A reserves the right to stop the payment temporarily, and Party B shall be responsible for the losses and damages of Party A.
4.3 Acceptance Standard and Method
4.3.1 The quality and technical standard shall completely comply with the requirement of drawing, specification and sample confirmed by Party A. Party A shall confirm the standard by signing and sealing on the materials hereinabove. Except with the written approval by Party A, Party B could not change the production technology, equipment, materials, specification, and factory of the components. Party B shall make delivery of the components to the appointed place of Party A and Party A shall make sample inspection on the goods within 48 hours. In case of any quantity or quality discrepancy, Party A shall notify Party B in writing. If Party B has an objection, it shall apply for re—inspection or send special person to Party A’s side for confirmation. If Party B does not file an objection within 120 hours after the arrival of goods, it shall be deemed that the components pass the acceptance inspection.

4.3.2 The ownership of components is transferred from Party B to Party A since Party A uses them.
4.4 Payment Method and Term
4.4.1 The payment shall be clear off every N/A_days, each month, (each batch or each month). ( in accordance with the price agreement)
4.4.2 Payment shall be made in 1 subject to the contract.
1. cheque or telegraphic transfer
2. ___months Bank’s Acceptance Bill without interest clause
3. ___months Trader’s Acceptance Bill without interest clause
4.4.3 From the 1st to the 10th day of each month, Party A will check the account; from the 11th to the19th day of each month, the Parties shall confirm the account reconciliation; from 20th day to 24th day of each month, Party B will replace the defective products and after-sales components at sight for Party A; from 10th to 15th day of each month, Party B shall issue VAT invoice to Party A, whereafter Party A shall clear off the payment two months before. Where the components have quality problem in batch, Party A is entitled to suspend the payment.
4.5 The components stop the production; Party B shall ensure the supply of after-sales components.

5 Breach Liabilities
5.1 For the purpose of stable quality of components, Party A shall deduct in part the payment of Party B for performance bond (performance bond is set in accordance with delivery quantity and value, and shall be deducted from the goods payment of each batch, the Parties shall make adjustment to the performance bond if the return & repair rate is larger than the proportion agreed by both parties or the supply is increasing.), and refund it to Party B within two months after the expiration date of warranty period for the components.
5.2 Where Party B could not make delivery at time and quantity prescribed in the Plan, in case of short delivery of the goods those Party needs, Party B shall make delivery of the balance and indemnify Party A against all losses and damages thereby; in case of delivery over required quantity, Party A is entitled to return the goods; in case of late delivery, Party B shall indemnify Party A against all losses caused thereby. Once delivery one hour later, Party B shall indemnify Party A 5‰ of the aggregate amount of payment, late deliver less than one hour shall be calculated as one hour. Other indemnification shall be made in accordance with the damage to Party A.
5.3 Where the components Party B provides cannot meet the provision 4.3.1, provided that Party A accepts the components after analyzing and judging, Party A shall notify Party B the price in accordance with the quality in writing (or through E-mail), and Party B shall reply within 8 hours, otherwise, it shall be deemed as consent from Party B. Where the goods are judged as defective ones, Party B shall bear the transportation charge for returning the goods and indemnify Party B against all losses caused thereby.

5.4 In case the components which Party A requires to return exceeds returning period, Party A shall keep them with Party B bearing the storage charge, the storage charge is subject to Party A’s charging standard.
5.5 In case of wrong delivery of the components. Party B shall make delivery to the appointed place or person in accordance with the Contract and be responsible for the transportation expense and indemnification against the damage to Party A caused by late delivery.
5.6 Party B shall keep secret Party’s special requirements for supply and the components with independent intellectual property rights. In case of any disclosure due to Party B’s fault, Party B shall be liable for the losses caused thereby. The indemnification will be 4 to 20 times of the sales value of the products provided to other factories or companies (not less than RMB 100,000 yuan)
5.7 Any economical loss or damage to brand caused to Party A or Customer during the production, sale or in use due to the quality problem of Party B’s components, Party B shall confirm within 24 hours after receipt of Party A’s written notice and indemnify Party A and Customer against any damage, or it shall be deemed that Party B accepts Party A’s notice and processing results with the compensation deducted directly from the payment or performance bond.
5.8 Where quantity of the defective products is found larger the agreed proportion of the components after Party A ’s inspection, Party A is entitled to reject the batch of components or use them with discount equaling to 1%-10% of the aggregate payment for the batch; where the quantity of the defective products exceeds the agreed proportion of the components for three times in sequence, Party A is entitled to Cancel the contract with Party B bearing the economic losses hereof.
5.9 During the validity period of the Contract, in case of reputation damage to Party A caused by Party B (including Party B’s employees and related personnel authorized by Party B) Party B bear responsibility for breach of the contract from 100,000 yuan to 500,000 yuan. The compensation will be determined by Party A independently. Party B shall make the indemnification within 10 days after receipt of the claim on reputation damage from Party A (the damage claim shall include the reality in detail and related materials).In case of late payment, Party A will deduct directly from the unpaid payment.

6 Intellectual Property Protection
6.1 Where Party B’s components are in connection with infringement of intellectual property right of any third party or fake components or false publicity, Party B shall be responsible for the damage to Party A caused thereby. Party B shall suspend the payment and notify Party B in writing once finding the breach to the Contract hereinabove. Since the date of delivering the notice:
6.1.1 Party B shall make compensation of 100,000 yuan within 3 days, and indemnify Party A against all losses ( direct or indirect losses).

6.1.2 Where Party B’s components are in connection with infringement of intellectual property right of any third party or fake components or false publicity, in addition to Provision 6.1.1, Party B shall indemnify Party A against reputation damage in an amount of 200,000 yuan within 5 days.
6.1.3 Where Party B does not indemnify Party B against losses or reputation damage at time prescribed herein, Party A is entitled to deduct directly from the payment payable.
6.1.4 Party B shall responsible for unconditional retune and related expense for the unsold tort components, fake components or the components in connection with false publicity.
6.1.5 Party A shall charge Party B damage reserve in an amount of 300% of the aggregate sales value (subject to Party A’s financial data) as security deposit for the tort components provided by Party B. (after the expiry of prescription and the warranty period, Party A shall refund for any overpayment or a supplemental payment for any deficiency.)
6.2 Party B shall bear the transportation expense for change or return of the goods under the condition provided by this section.
6.3 Party B cannot provide to any third party the components (including but not limited to test, sale, donation) in connection with Party A’s intellectual property (including but not limited to trademark, patent, copyright, etc.) unless with Party A’s written approval.

7. Commercial Bribery Prohibition
7.1 The Parties agree the prohibition of extorted or accepted bribes and other illegal commercial behavior:. In case that Party B offer commercial bribery to Party A’s employee, employee’s relatives in any form(including but not limited to backhander, entertainment, house property, employment, domestic or abroad travelling, gift, discount shopping, loan to the Party A’s purchaser ), Party A is entitled to cancel the contract, and Party B agrees to make compensation in an amount of not less than 100 times of the bribe(no less than RMB N/A yuan ). Serious cases can be submitted before the judiciary.

8. Alteration , Cancellation, Termination and Expiry
8.1 Unless otherwise provided herein, Party A is entitled to cancel this Contract under the condition as follows:
8.1.1 Party B stops supply to Party A without justified reason or Party fails to supply to Party A exceeding 5 days of the agreed date after receipt of the order.
8.1.2 Party B fails to make the payment unpaid subject to this Contract exceeding one month.
8.1.3 The following conditions may occur to Party B, including but not limited to:
Operation risk arising out of negative news, significant changes in equity, significant litigation, any other circumstance which will or may cause it to lose its ability to perform obligation.
Party A can judge the above-mentioned conditions independently.
8.1.4 Party B breaches the Contract and does not rectify within 7 days after receipt of the Party’s written notice.

9. Force Majeure
Where one party fails to perform the Contract due to force majeure, the liability for the losses due to force majeure shall be partially eliminated accordingly. The Nonperforming party shall immediately notify the other party of the occurrence of a Force Majeure within 48 hours, and furnish a written certification describing the particulars of the occurrence and impact, otherwise the liability of the nonperforming party shall not be eliminated; in case of delayed performance of the Contract, the liability of the nonperforming Party shall not be eliminated notwithstanding occurrence of Force Majeure.
9.2 In case of a Force Majeure event, the nonperforming party shall exercise effects to reduce the losses of the other party, otherwise it shall be responsible for the additional damage arising out of that the nonperforming party takes no countermeasure or unsuitable countermeasures,.
9.3 Where the Force Majeure event ends and will have impact on the performance under this Contract, the Parties shall exercise reasonable efforts to resume performance.

10 Others.
10.1 Quality bond: N/A
10.2 Any delete, alternation to the printing character without consent with signature, seal of the parties herein shall be invalid.
10.3 The Contract is made in triplicate, with Party A holding two originals and Party B holding one original, and shall come into effect after being signed and sealed by the Parties.
10.4 The Contract shall have same legal effect on successors or assignees to the Parties.

11 Dispute Settlement.
Any dispute shall be solved through negotiation. If no settlement can be reached, the case in dispute shall be subjected to local People’s Court at the signing place of this Contract.

12. The Contract shall take effect once being entered into and be strictly abided by both parties.

13. The validity period of this Contract is from January 1st of 2008 to December 31st, 2008. If the parties have no objection, the Contract and its annexes shall be automatically renewed for one year term within 10days prior to the expiry of this Contract

Supplier: Jiangsu Xinri Electric Bicycle Co., Ltd.	Buyer: Changxing Chisen Electric Co., Ltd.
(seal)	(seal)
Address:No. 8, Xiri Road, New Century Industrial Park, Wuxi, Jiangsu	Address: Jingyi Road, Changxing Economic Development Zone
Legal Representative: /s/ Authorized Representative	Legal Representative: /s/ Authorized Representative
Entrusted Agent: (signature)	Entrusted Agent:
Opening Bank:	Opening Bank
Account No.:	Account No.:
Postal Code:214104	Postal Code: